Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

PER WOLD-OLSEN JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, CA, January 28, 2010 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Per Wold-Olsen has been appointed to the company’s Board of Directors, bringing the number of directors to 13.

Mr. Wold-Olsen spent more than 30 years with the global research-based pharmaceutical company Merck & Co., Inc., most recently serving as President of the company’s Human Health Intercontinental Division. He previously held the position of President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck.

Mr. Wold-Olsen currently sits on the boards of directors of three Danish-based companies. He serves as Chairman of both Lundbeck A/S, a pharmaceutical company focused in the field of central nervous system disorders, and GN Store Nord A/S, which develops and commercializes hearing aids and headsets. He also serves on the board of Exiqon A/S, a biotech company focused on the development of research and diagnostic products. Mr. Wold-Olsen is also a member of the board of the Medicines for Malaria Venture (MMV), a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria.

“We have had the benefit of Per Wold-Olsen’s expertise for the past several years through his role as a member and chair of Gilead’s Health Policy Advisory Board and we are now very pleased to welcome him to Gilead’s Board of Directors,” said John Martin, PhD, Chairman and Chief Executive Officer, Gilead Sciences. “His depth of experience in the pharmaceutical industry and specifically his knowledge of international policy, regulatory and commercial practices and challenges will be of great value to Gilead and to our Board.”

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264